Exhibit 10.19

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of October 16, 2001, is entered into by and among gForce Systems, Inc., a California corporation (the “Company”), Docent, Inc., a Delaware corporation (“Parent”), and Giants Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition”). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement (defined below).

WHEREAS, (i) the Company, Parent, Acquisition and Foundation Capital III, L.P., a Delaware limited partnership, as agent for the shareholders and certain noteholders of the Company, have previously entered into that certain Agreement and Plan of Merger, dated as of October 2, 2001 (the “Merger Agreement”), (ii) the Company, Parent and Acquisition have determined that it is advisable to (A) amend and restate Section 1.5(a)(iii) of the Merger Agreement as set forth in Section 1.1 of this Amendment; (B) restate the representation relating to issued and outstanding shares of Company Common Stock in Section 2.3 of the Merger Agreement as set forth in Section 1.2 of this Amendment, (C) amend and restate Schedule 1.5(a)(i)(C) of the Merger Agreement to read as set forth in Exhibit A attached hereto (D) amend and restate Schedule 1.5(a)(i)(D) of the Merger Agreement to read as set forth in Exhibit B attached hereto and (E) amend and restate Section 7.2(a) of the Merger Agreement as set forth in Section 1.5 of this Amendment and (iii) Section 8.9 of the Merger Agreement provides in relevant part that the Merger Agreement may be amended by written action taken by the Company, Parent and Acquisition at any time before or after the approval of the Merger by the Shareholders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE MERGER AGREEMENT

1.1 Section 1.5(a)(iii) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

(iii) At the Effective Time, the following securities of the Company issued and outstanding, if any, immediately prior to the Effective Time shall, without any action on the part of Parent, Acquisition or the Company or the holder thereof, be cancelled without any consideration as a result of the allocation of the entire Merger Consideration to the Company’s creditors and severance or employee and consultant obligations as set forth above: (A) common stock, par value $.001 per share (“Company Common Stock”); (B) Series A Preferred Stock, par value $.001 per share (“Company Preferred A Stock”); (C) Series B Preferred Stock, par value $.001 per share (“Company Preferred B Stock”); (D) Series C Preferred Stock, par value

$.001 per share (“Company Preferred C Stock”); (E) all options to purchase Company Common Stock (“Company Options”) and (F) all warrants to purchase shares of Company Common Stock or Company Preferred Stock (as defined below) (“Company Warrants”); provided that the foregoing shall exclude any Dissenting Shares (as defined below). Furthermore, at the Effective Time, each issued and outstanding share of Series D Preferred Stock, par value $.001 per share (“Company Preferred D Stock”, collectively Company Preferred A Stock, Company Preferred B Stock, Company Preferred C Stock and Company Preferred D stock are referred to as the “Company Preferred Stock”) shall be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation. Each share of Company Common Stock and Company Preferred Stock is referred to as a “Share” and collectively they are referred to as the “Shares“ and each holder of Shares is referred to as a “Shareholder” and collectively such holders are referred to as “Shareholders.”

1.2 The representation in Section 2.2(a) setting forth the issued and outstanding shares of Company Common Stock is hereby amended to state that there are Ten Million Nine Hundred Ninety-Four Thousand Nine Hundred Forty-One (10,944,941) shares of Company Common Stock issued and outstanding as of the date of the Merger Agreement.

1.3 Schedule 1.5(a)(i)(C) of the Merger Agreement is hereby amended and restated to read as set forth in Exhibit A attached hereto.

1.4 Schedule 1.5(a)(i)(D) of the Merger Agreement is hereby amended and restated to read as set forth in Exhibit B attached hereto.

1.5 Section 7.2(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

a) Subject to Section 7.1, from and after the Effective Time, Parent, Acquisition and the Surviving Corporation and their respective affiliates, officers, directors, shareholders, representatives and agents (collectively, the “Indemnitees”) shall be severally and not jointly indemnified and held harmless by each recipient of Holdback Shares, but only from and to the extent of the value of the Holdback Shares and pro rata with respect to each recipient of Holdback Shares, from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Parent, Acquisition, the Surviving Corporation or any other Indemnitee by reason of: (i) any inaccuracy in or breach of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement; (ii) any misrepresentation contained in the Disclosure Letter or in any other written statement or certificate furnished to Parent, Acquisition or any other Indemnitee by or on behalf of the Company or any Shareholder in connection with the transactions contemplated by this Agreement and (iii) the failure of any amount set forth in the “Settlement” column in Schedule 1.5(a)(i)(A) to fully satisfy any and all obligations of the Company, existing as of or arising subsequent to the Effective Time, with respect to the amounts set forth in the corresponding “Amount Owed” column in Schedule 1.5(a)(i)(A). For purposes of this Agreement, the term “Losses” means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, taxes, fines, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by Bank of America, N.T. plus two percent (2%) per annum.

ARTICLE 2

MISCELLANEOUS

2.1. Affirmation. All terms of the Merger Agreement not expressly amended in this Amendment remain unmodified and in full force and effect.

2.2. Entire Agreement. The Merger Agreement, as amended by this Amendment (including the Disclosure Letter), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof.

2.3. Validity. If any provision of this Amendment or the Merger Agreement, the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Amendment and the Merger Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Amendment and the Merger Agreement are agreed to be severable.

2.4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of law thereof.

2.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.

2.6. Personal Liability. This Amendment shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

2.7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

DOCENT, INC.

By:	/S/ ARTHUR T. TAYLOR
Arthur T. Taylor Chief Financial Officer

GFORCE SYSTEMS, INC.

By:	/S/ RICHARD PARENTEAU
Richard Parenteau Vice President of Operations

GIANTS ACQUISITION, INC.

By:	/S/ DAVID R. ELLETT
David R. Ellett Chief Executive Officer

4